Exhibit 10.10

EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) between IMC Manager LLC, a Delaware limited liability company (the “Company”), and Scott Eckman (“Executive”) is dated as of March 27, 2015 (the “Effective Date”).

WHEREAS, Executive and the Company are party to that certain Employment Agreement, dated as of February 22, 2012 (the “Prior Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period commencing as of the Effective Date and ending in accordance with paragraph 4 hereof (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as the Executive Vice President, Marketing and Furniture Leasing of the Company and shall have the normal duties, responsibilities, functions and authority of the Executive Vice President, Marketing and Furniture Leasing, subject to the power and authority of the Board of Representatives of International Market Centers GP, LLC (provided that, following the consummation of the contemplated initial public offering of equity securities of International Market Centers, Inc. (“Parent”) pursuant to an offering registered under the Securities Act of 1933, Executive shall be subject to the power and authority of the Board of Directors of Parent) (such applicable board, the “Board”), in consultation with the Company’s Chief Executive Officer (the “Chief Executive Officer”), to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company. During the Employment Period, Executive shall render to Parent, the Company and their Subsidiaries administrative, financial and other executive and managerial services that are consistent with Executive’s position as the Executive Vice President, Marketing and Furniture Leasing of the Company, as the Board may from time to time direct.

(b) Executive shall report to the Chief Executive Officer and the Board, and Executive shall devote his full business time and attention (except for vacation periods consistent with past practice and the terms of this Agreement and reasonable periods of illness or other incapacity) to the business and affairs of Parent, the Company and their Subsidiaries. In performing his duties and exercising his authority under the Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with Parent’s, the Company’s and their Subsidiaries’ efforts to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the Board. So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, perform other services for compensation for the benefit of any Person other than the Company and its Affiliates. Unless otherwise agreed by the parties to this Agreement, Executive’s primary place of work shall (other than travel reasonably required for Company business) be in the greater High Point, North Carolina metropolitan area; provided, that Executive acknowledges and agrees that Executive’s position will require extensive time spent in the greater Las Vegas, Nevada metropolitan area, with the time allocated between such areas to be determined by the Board in its sole discretion with consideration to the needs of the business.

(c) For purposes of this Agreement, “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person (or, in the case of a partnership, limited liability company or other similar entity, control of the general partnership, managing member or similar interests) or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

(d) For purposes of this Agreement, “Affiliate” of any specified Person means, with respect to (i) any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such specified Person and (ii) any Person that is a natural Person, the spouse, ancestors or lineal descendants of such Person, any limited partnership or limited liability company controlled by such Person or such Person’s spouse, ancestors or lineal descendents or in which such Person or such Person’s spouse, ancestors or lineal descendants holds a majority interest, any trust established for the benefit of any of them and such Person’s estate or legal representative.

(e) For purposes of this Agreement, “Person” means any natural person, corporation, partnership (whether general or limited), limited liability company, association, custodian, nominee, trust, estate, joint venture, governmental authority or other individual or entity.

3. Compensation and Benefits.

(a) During the Employment Period, Executive’s base salary shall be $385,000 per annum, or such higher amount as determined by the Board in its discretion, after consultation with the Chief Executive Officer (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time). In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company’s retirement, health and welfare employee benefit programs for which senior management employees of the Company and its Subsidiaries are generally eligible to participate (assuming Executive and/or his dependents meet the eligibility requirements of those benefit programs) (the “Senior Executive Benefits”).

(b) During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement, which business expenses are consistent with the Company’s policies in effect from time to time with respect to travel (provided that, in any event, such reimbursement of business expenses for travel shall include the cost of business class airfare, or, with respect to domestic travel, first class airfare if business class is not available), entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c) In addition to the Base Salary, Executive shall, for each calendar year during the Employment Period, be eligible to earn an annual bonus (“Annual Bonus”) with a targeted amount of $288,750 per year (the “Target Bonus Amount”). The amount of the Annual Bonus, which may be less than or greater than the Target Bonus Amount, but in no event greater than two (2) times the Target Bonus Amount, will be determined by the Board in its discretion, after consultation with the Chief Executive Officer, based on all factors it deems relevant, including the Company’s achievement of financial performance for the relevant year and other objectives as agreed between the Board and Executive. An Annual Bonus, if any, will be earned as of December 31 and will be payable by the Company in the calendar year following the calendar year to which such Annual Bonus relates, in accordance with the Company’s payroll practices in effect from time to time; provided, that, with respect to any calendar year, the Company will endeavor in good faith to pay any such Annual Bonus no later than March 31 of such following calendar year; it being understood that such payment date may be delayed as necessary for the Board to obtain and evaluate any financial statements or other information that the Board deems relevant to determine the Annual Bonus.

(d) During the Employment Period, Executive shall be entitled to four (4) weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policies on accrual and use applicable to employees as in effect from time to time. Vacation may be taken at such times and intervals as the Employee determines, subject to the business needs of the Company as determined by the Board, after consultation with the Chief Executive Officer; provided, however, that in no event, shall vacation be taken during scheduled “markets” or other major trade shows related to the Company’s business.

4. Term.

(a) The Employment Period shall be perpetual, until terminated as a result of Executive’s resignation (with or without Good Reason (as defined below) and which resignation must be accompanied by at least thirty (30) days’ prior written notice), Executive’s death, termination by the Company due to Executive’s Disability (as defined below) or the Company’s termination of Executive’s employment (whether with Cause (as defined below) or without Cause).

(b) If Executive’s employment hereunder and the Employment Period is terminated (1) by the Company without Cause (2) by Executive for Good Reason or (3) upon Executive’s death or by the Company due to Executive’s Disability, Executive shall be entitled to payment of (i) his accrued but unpaid Base Salary through the date of termination, (ii) any awarded but unpaid Annual Bonus in respect of a calendar year ended on or prior to the date of termination, (iii) an amount equal to the sum of twelve (12) months of Executive’s then-current monthly Base Salary plus the amount of Executive’s Target Bonus for the year in which termination of Executive’s employment occurs. The amount described in clause (iii) of this paragraph 4(b) will become payable to Executive if and only if Executive (or, in the event of Executive’s death, Executive’s estate) has executed and delivered to the Company, not later than sixty (60) days following the date of termination, an irrevocable general waiver and release of claims in the form provided by the Company to Executive (or, in the event of Executive’s death, Executive’s estate) after his termination (the “General Release”) and only if Executive (or, in the event of Executive’s death, Executive’s estate) continues to comply with the provisions of paragraphs 5, 6, 7 and 24 hereof. The amounts payable pursuant to clause (iii) of this paragraph 4(b) shall be payable in regular installments over the twelve (12) month period following the date of termination (the “Severance Period”) in accordance with the Company’s general payroll practices as in effect on the date of termination, but in no event less frequently than monthly; provided, that no amounts shall be paid to Executive until the first scheduled payroll date following the date on which the General Release is no longer subject to revocation, with the first such payment being in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination through such payment date if such deferral had not been required; provided, however, that any such amounts that constitute nonqualified deferred compensation within the meaning of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Code Section 409A”) shall not be paid until the 60th day following such termination to the extent necessary to avoid adverse tax consequences under Code Section 409A, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination through such payment date if such deferral had not been required.

(c) If Executive’s employment hereunder and the Employment Period is terminated (1) by the Company for Cause, or (2) by Executive without Good Reason, Executive shall be entitled to receive (i) his accrued but unpaid Base Salary through the date of termination and (ii) any awarded but unpaid Annual Bonus in respect of a calendar year ended on or prior to the date in which termination occurs.

(d) Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company or its Subsidiaries after the termination of the Employment Period and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period (other than vested retirement benefits accrued on or prior to the termination of the Employment Period or other amounts owing hereunder as of the date of such termination that have not yet been paid) shall cease upon such termination, other than those expressly required under applicable law (including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).

(e) Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise, and the Company shall have no right of offset for any amounts received by Executive from other employment.

(f) The Company may offset any amounts Executive owes to Parent, the Company or any of their Subsidiaries against any amounts the Company owes Executive hereunder.

(g) For purposes of this Agreement, “Cause” shall mean, with respect to Executive, one or more of the following: (i) commission of, or indictment for, a felony or a crime involving moral turpitude, (ii) commission of an act or omission to act with respect to Parent, the Company or any of their Subsidiaries or any of their customers or suppliers involving material dishonesty, disloyalty or fraud, (iii) conduct that brings or is reasonably likely to bring Parent, the Company or their Subsidiaries into public disgrace or disrepute, (iv) repeated failure to perform duties as reasonably directed by the Board or the Chief Executive Officer, (v) gross negligence or willful misconduct with respect to Parent, the Company or any of their Subsidiaries, or (vi) any breach by Executive of paragraph 5, 6 or 7 of this Agreement or any other material breach of this Agreement or the Management Equity Plans (as defined below).

(h) Executive shall be deemed “Disabled” only if, as a result of his incapacity due to physical or mental illness, Executive is considered disabled under the Company’s long-term disability insurance plans.

(i) For purposes of this Agreement, “Good Reason” shall mean if Executive resigns from employment with the Company and, if applicable, its Subsidiaries prior to the end of the Employment Period as a result of the occurrence of one or more of the following events or occurrences without Executive’s consent: (i) the Company reduces Executive’s Base Salary; (ii) the Company materially and adversely reduces Executive’s job authority or responsibilities; (iii) any material breach by Company of this Agreement; or (iv) the relocation of Executive’s primary work location to a location more than a fifty (50) mile radius from both the greater Las Vegas, Nevada metropolitan area and the greater High Point, North Carolina metropolitan area, except for required travel consistent with the terms of this Agreement; provided, that any such reason was not cured by the Company within thirty (30) days after delivery of written notice thereof to the Company; further provided that, in each case written notice of an Executive’s resignation with Good Reason must be delivered to the Company within thirty (30) days after Executive has actual knowledge of the occurrence of any such event in order for Executive’s resignation with Good Reason to be effective hereunder.

(j) For purposes of this Agreement, “Management Equity Plans” shall mean the Equity Incentive Plan of International Market Centers, L.P., the Parent 2015 Omnibus Incentive Plan, together with any other incentive equity plan of International Market Centers, L.P., Parent or any of their Subsidiaries under which Executive receives any equity or equity based award, along with any Award Agreements (as defined therein) and any attachments thereto, as amended from time to time.

5. Confidential Information.

(a) Executive acknowledges that the continued success of Parent, the Company and their Subsidiaries and Affiliates, depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as

“Confidential Information”. Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to Parent’s, the Company’s or their Subsidiaries’ or Affiliates’ current or potential business and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by Executive from the performance of his duties to the Company and its Affiliates (including services performed prior to the date of this Agreement) concerning the business and affairs of Parent, the Company and their Subsidiaries and Affiliates, information concerning acquisition opportunities in or reasonably related to the Parent’s, the Company’s or their Subsidiaries’ or Affiliates’ business or industry of which Executive becomes aware during the Employment Period and/or any prior employment with any predecessor of Parent, the Company and/or any of their Subsidiaries, the Persons or entities that are current, former or prospective suppliers or customers of any one or more of them, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Accordingly, Executive agrees that during the Employment Period and thereafter, he shall not disclose to any unauthorized Person or use for his own account any Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order (in which case Executive shall give prior written notice to the Company of such required disclosure, and shall cooperate with Parent, the Company and their Subsidiaries in any reasonable efforts to limit such disclosure or preserve the confidentiality of any Confidential Information). Executive agrees to deliver to the Company at the end of the Employment Period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other property or documents (and copies thereof) relating to the business of Parent, the Company or their Subsidiaries or Affiliates (including, without limitation, all Confidential Information) that he may then possess or have under his control.

(b) During the Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of Parent, the Company or their Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. Executive shall use in the performance of his duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by Parent, the Company or their Subsidiaries or Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other Person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person. If at any time during the Employment Period, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.

(c) Executive represents and warrants to the Parent, the Company and their Subsidiaries that Executive took nothing with him which belonged to any former employer when Executive left his position(s) with such employer(s) and that Executive has nothing that contains any information which belongs to any former employer. If at any time Executive discovers that this representation is incorrect, Executive shall promptly return any such materials to Executive’s former employer(s). Parent, the Company and their Subsidiaries do not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.

(d) Executive understands that Parent, the Company and their Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Parent’s, the Company’s and their Subsidiaries’ and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of paragraph 5(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of Parent, the Company or their Subsidiaries and Affiliates who need to know such information in connection with their work for Parent, the Company or such Subsidiaries and Affiliates) or use, except in connection with his work for Parent, the Company or their Subsidiaries and Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

6. Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to Parent’s, the Company’s or any of their Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company and its Subsidiaries, whether before or after the date of this Agreement (“Work Product”), belong to Parent, the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7. Non-Compete; Non-Solicitation.

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its Subsidiaries he has and shall become familiar with Parent’s, the Company’s and their Subsidiaries’ and Affiliates’ corporate strategy, pricing and other market information, know-how, trade secrets and valuable customer, supplier and employee relationships, and with other Confidential Information concerning Parent, the Company and their Subsidiaries and Affiliates, and that his services have been and shall be of special, unique and extraordinary value to Parent, the Company and their Subsidiaries and Affiliates. Accordingly, Executive agrees that, during the Employment Period and for twelve (12) months thereafter (the “Restriction Period”), Executive will not directly or indirectly (whether as employee, director, owner, stockholder, consultant, partner (limited or general) or otherwise) own any interest in, manage, control, participate in, consult with, advertise on behalf of, render services for or in any manner engage in any Competing Business that conducts operations or sales in the United States, or in such other countries outside the United States where Parent, the Company or their Subsidiaries conduct sales or operations or have taken active steps towards conducting sales or operations as of the date of the Executive’s termination of employment. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. For purpose of this Agreement, “Competing Business” shall mean any business or enterprise primarily related to the home furnishings trade show business and/or gift trade show business in the United States, including exhibition space used primarily for home furnishings and/or gifts, but shall not include any other business relating to home furnishings or accessories, including manufacturing of home furnishings or accessories or retail sales of home furnishings or accessories, in each case so long as such business does not primarily relate to the home furnishings trade show or exhibition and/or gift trade show or exhibition business.

(b) During the Restriction Period, Executive shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of Parent, the Company or any Subsidiary to leave the employ of Parent, the Company or such Subsidiary, or in any way interfere with the relationship between Parent, the Company or any Subsidiary and any employee thereof, (ii) knowingly hire any person who was an employee of Parent, the Company or any Subsidiary at any time during the twelve months prior to the termination of Executive’s employment or (iii) induce or encourage any customer, supplier, licensee, licensor or other business relation of Parent, the Company or any Subsidiary to cease doing business with Parent, the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and Parent, the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding Parent, the Company or their Subsidiaries).

(c) If, at the time of enforcement of this paragraph 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(d) Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company and its subsidiaries and Affiliates now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. Executive further acknowledges that although Executive’s compliance with the covenants contained in Sections 5, 6, or 7 may prevent Executive from earning a livelihood in a business similar to the business of the Company, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.

8. Enforcement. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties to agree that Parent, the Company and their Subsidiaries would suffer irreparable harm from a breach or threatened breach of paragraphs 5, 6, 7, or 24 by Executive and that money damages would not be an adequate remedy for any such breach or threatened breach of this Agreement. In the event of any breach or threatened breach of this Agreement, Parent, the Company and their Subsidiaries in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach of violation by Executive of paragraph 7, the Restriction Period shall be extended automatically by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

9. Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms, and (d) Executive is not subject to any pending, or to his knowledge any threatened, lawsuit, action, investigation or proceeding involving Executive’s prior employment or consulting work or the use of any information or techniques of any former employer or contracting party. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

10. Survival. Paragraphs 4 through 24 shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Scott Eckman

443 Plymouth Avenue

Winston Salem, NC 27104

Notices to the Company:

IMC Manager LLC

c/o International Market Centers, Inc.

475 S Grand Central Parkway, Suite 1615

Las Vegas, Nevada 89106

Attn: Board of Representatives

With a copy to:

Bain Capital Partners, LLC

200 Clarendon Street

Boston, MA 02116

Attention: Phil Loughlin & Ryan Cotton

and

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, Illinois 60654

Attention: Jeffrey W. Richards, P.C.

and

Oaktree Capital Management, L.P.

333 S. Grand Avenue, 28th Floor

Los Angeles, California 90071

Attention: Scott Graves & Kaj Vazales

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Kenneth M. Schneider

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including the Prior Agreement).

14. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15. Counterparts. This Agreement may be executed in separate counterparts (including by means of pdf signature page), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their representative heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

17. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period with or without Cause or, except as otherwise stated herein, Executive’s right to terminate the Employment Agreement with Good Reason) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

19. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

20. Tax Matters; Code Section 409A.

(a) The Company and its respective Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”)

imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest in Parent or International Market Centers, L.P. (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries for any amounts paid with respect to any such Taxes, together (if such failure to withhold was at the written direction of Executive) with any interest, penalties and related expenses thereto.

(b) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company, or Parent or any of their Subsidiaries be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A with respect to this Agreement or otherwise.

(c) Notwithstanding the foregoing, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 19(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

21. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

22. Corporate Opportunity. Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive, or of which Executive becomes aware, at any time during the Employment Period, which opportunities relate to the home furnishings trade show business and/or gift trade show business, including exhibition space used primarily for home furnishings and/or gifts, within or outside of the United States (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

23. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall reasonably cooperate with Parent, the Company and their Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by Parent, the Company or any Subsidiary (including, without limitation, Executive being available to Parent, the Company and their Subsidiaries upon reasonable notice for interviews and factual investigations, appearing at Parent’s, the Company’s or any Subsidiary’s request to give truthful and accurate testimony without requiring service of a subpoena or other legal process, volunteering to Parent, the Company and their Subsidiaries all pertinent information and turning over to Parent, the Company and their Subsidiaries all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event Parent, the Company or any Subsidiary requires Executive’s cooperation in accordance with this paragraph, the Company shall pay Executive a per diem reasonably determined by the Board and reimburse Executive for reasonable expenses incurred in connection therewith (including reasonable transportation, lodging and meals, upon submission of receipts).

24. Nondisparagement. Executive agrees that during the Employment Period and thereafter, he will not, directly or indirectly, publicly or privately, make, publish or solicit, or encourage others to make, publish or solicit, any disparaging statements, comments, announcements, or remarks concerning Parent, the Company or their Affiliates, or any of their respective past and present directors, officers or employees.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first written above.

IMC MANAGER LLC

By:	/s/ Robert J. Maricich
Name:	Robert J. Maricich
Title:	Chief Executive Officer

EXECUTIVE

/s/ Scott Eckman
Scott Eckman